Exhibit 99.4

JOINT FILING AGREEMENT

This Agreement is made this 11th day of June, 2015, by and between each of the undersigned.

WHEREAS, each of the undersigned may be required to file a Schedule 13D or amendments thereto with respect to ownership of securities in Torchlight Energy Resources, Inc. (the “Issuer”);

NOW, THEREFORE, the undersigned agree to file only one Schedule 13D or amendment thereto reflecting their combined beneficial ownership of securities of the Issuer, and each of the undersigned hereby designates and appoints Greg McCabe as its attorney-in-fact with full power of substitution for each of them, each acting singly, to sign, file and make any amendments to such Schedule 13D.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Pages Follow.]

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

DATED: June 11, 2015

/s/ Greg McCabe
Greg McCabe

G MC EXPLORATION, LLC

By: /s/ Greg McCabe
Greg McCabe
President